Exhibit 99.1

Adtalem to Acquire Walden University From Laureate Education, Creating a National Leader in Healthcare Education

   Acquisition is pivotal next step in Adtalem’s transformation to a leading workforce solutions provider with substantial scale in the rapidly growing healthcare industry
  Transaction will greatly expand Adtalem’s capabilities, bolstering best-in-class online offerings, enhanced learning experiences and superior academic outcomes for students, many of whom come from underrepresented demographics
  Investment positions Adtalem to generate significant long-term value for shareholders at an attractive multiple of 8.4x with compelling financial rationale, including expected contribution to free cash flow excluding special items of $60 million in year one and earnings per share accretion from continuing operations excluding special items of $0.75 in year two
  The transaction is expected to close in the first quarter of fiscal year 2022 (mid calendar 2021), subject to regulatory approvals and other customary closing conditions

CHICAGO--(BUSINESS WIRE)--September 11, 2020--Adtalem (NYSE: ATGE), a leading workforce solutions provider, announced it has entered into a definitive agreement to acquire Walden University, a leading online healthcare education provider, from Laureate Education, Inc. for $1.48 billion in cash. With the addition of Walden, Adtalem will become the premier national healthcare educator, providing comprehensive workforce solutions to employers through proven learning modalities with superior academic outcomes.

“During my tenure as CEO, we have worked to focus Adtalem’s portfolio and to divest those businesses that were not aligned with our long-term growth strategy. The acquisition of Walden University is a pivotal step in Adtalem’s transformation to a workforce solutions provider, solving increasingly complex talent supply challenges for healthcare providers,” said Lisa Wardell, chairman and CEO of Adtalem. “With a wide breadth of online, on-campus and hybrid healthcare program offerings, this acquisition will significantly expand our national healthcare education footprint and will further enable us to reimagine the future of healthcare education at a time when global health has never been a greater priority. Importantly, this compelling transaction also builds on our commitment to providing greater access to education, particularly for students of diverse backgrounds and those from underrepresented demographics.”

The Next Step in Adtalem’s Transformation

With Walden, Adtalem becomes an even more strategically focused business with significant scale in healthcare, an industry with extremely attractive short-term and long-term tailwinds. By adding Walden to its existing healthcare portfolio – which includes American University of the Caribbean School of Medicine, Chamberlain University, Ross University School of Medicine, and Ross University School of Veterinary Medicine – Adtalem is better positioned to increase the talent supply to address the rapidly growing and unmet demand for healthcare professionals in the U.S. and globally.

Walden’s program offerings and technology, its strong online capabilities, and its focus on diversifying the healthcare workforce are complementary with Adtalem’s existing strengths as a leading healthcare workforce solutions provider and long track record of providing superior outcomes for students.

Driving More Access to High-Quality Education for Underserved Students

With Walden, Adtalem will have an even greater ability to broaden access to high-quality education for students through an unmatched depth and breadth of online, on-campus and hybrid educational offerings and clinical partnerships. Through the acquisition, Adtalem will also gain additional capabilities in multiple learning modalities which have become increasingly important since the onset of the global pandemic. Adtalem believes this enhanced ability to expand access and broaden student offerings will better enable employer partners to solve complex challenges at scale.

The combined organization will have 26 campuses across 15 states and four countries, 6,100 dedicated faculty members, and more than 90,000 students with 34% African American enrollees. The combined organization will rank number one for total undergraduate and graduate nursing enrollment in the U.S. and be the world’s top provider of MDs, PhDs and nursing degrees to African Americans.

Walden students will also benefit from Adtalem’s innovative offerings and long-track record of superior student outcomes, including high employment rates for graduates and medical residency attainment.

Compelling Financial Platform with Long-term Value Creation Opportunities

Stephen Beard, COO of Adtalem said, “We are excited to add an attractive and strategically aligned asset to our solution set that will create a more flexible and nimble organization with increased scale, enhanced capabilities and greater social impact. We believe this transaction will create significant shareholder value as it is not only expected to be accretive to earnings but also to generate ROIC above Adtalem’s estimated cost of capital.”

The acquisition is expected to provide significant potential for growth and margin expansion through new and expanded offerings as well as revenue and cost synergies. These financial benefits are expected to lead to substantial gross margin and EBITDA margin expansion, and robust cash flow generation to invest in its offerings while paying down debt.

Adtalem expects to generate significant upside to revenue by providing new and complementary educational offerings, increased student acquisition and retention capabilities as well as enhanced scale and coverage that will allow for new and more robust partnerships with large-sized employer partners in the healthcare sector.

The purchase price represents a compelling, pre-synergy adjusted EBITDA multiple of 8.4x, and the transaction is expected to contribute significantly to Adtalem’s free cash flow and earnings per share, generating $60 million in incremental free cash flow excluding special items in year one and adding $0.75 in earnings per share from continuing operations excluding special items in year two as synergies begin to offset the dilutive effect of purchase price accounting. Adtalem expects to generate annual cost savings of approximately $60 million driven by increased efficiencies in marketing spend and back office operations. Approximately $30 million of these cost savings are anticipated within 12 months of closing and the remainder within 24 months of closing.

Additionally, Adtalem expects that this acquisition will generate between 10% and 12% ROIC beginning in year one, significantly exceeding the company’s current WACC of approximately 8%.

Adtalem expects to fund the cash consideration through a combination of cash from its balance sheet and committed debt financing. Adtalem expects to realize the full potential of the transaction while maintaining a strong balance sheet.

Closing Details & Advisors

The transaction is expected to close in the first quarter of fiscal year 2022, subject to regulatory approvals and other customary closing conditions.

Morgan Stanley & Co. LLC is acting as Adtalem’s financial advisor and committed financing is being led by Morgan Stanley Senior Funding Inc. Covington & Burling LLP is providing legal counsel.

Conference Call / Webcast

Adtalem will hold a conference call to discuss the transaction on Friday, September 11, 2020, at 9:30 a.m. CT (10:30 a.m. ET). The conference call will be led by Lisa Wardell, chairman and chief executive officer, Stephen Beard, chief operating officer, and Mike Randolfi, senior vice president and chief financial officer.

For those participating by telephone, dial 877-407-6184 (United States) or +1 201-389-0877 (outside the United States) and request the “Adtalem Call” or use conference ID: 13710284. Adtalem will also broadcast the conference call live on the web at: https://78449.themediaframe.com/dataconf/productusers/age/mediaframe/40682/indexl.html

Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Adtalem will archive a replay of the call until October 11, 2020. To access the replay, dial 877-660-6853 (United States) or +1 201-612-7415 (outside the United States), conference ID: 13710284, or visit the Adtalem website at: https://investors.adtalem.com/overview/default.aspx.

About Adtalem

The purpose of Adtalem Global Education is to empower students to achieve their goals, find success, and make inspiring contributions to our global community. Adtalem Global Education Inc. (NYSE: ATGE; member S&P MidCap 400 Index) is a leading workforce solutions provider and the parent organization of American University of the Caribbean School of Medicine, Association of Certified Anti-Money Laundering Specialists, Becker Professional Education, Chamberlain University, EduPristine, OnCourse Learning, Ross University School of Medicine and Ross University School of Veterinary Medicine. For more information, please visit adtalem.com and follow us on Twitter (@adtalemglobal) and LinkedIn.

About Walden University

Celebrating its 50th anniversary in 2020, Walden University was founded to support working professionals in achieving their academic goals and making a greater impact in their professions and communities. Students from across the U.S. and 120 countries are pursuing a certificate, bachelor’s, master’s or doctoral degree online at Walden. The university offers more than 80 degree programs with over 350 specializations and concentrations. Walden University is accredited by The Higher Learning Commission, hlcommission.org. For more information, please visit WaldenU.edu.

Forward-Looking Statements

Certain statements contained in this release concerning Adtalem Global Education’s future performance, including those statements concerning expectations or plans, constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, which includes statements regarding the Company’s future growth. Forward-looking statements can also be identified by words such as “future,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “intend,” “may,” “will,” “would,” “could,” “can,” “continue,” “preliminary,” “range,” and similar terms. These forward-looking statements are subject to risk and uncertainties that could cause actual results to differ materially from those described in the statements. These risk and uncertainties include the risk factors described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the Securities and Exchange Commission (SEC) on August 18, 2020 and our other filings with the SEC. These forward-looking statements are based on information available to us as of the date any such statements are made, and we do not undertake any obligation to update any forward-looking statement, except as required by law.

Preliminary Financial Information

We report our financial results in accordance with U.S. generally accepted accounting principles. All projected financial data in this press release is preliminary, as financial close procedures for the periods presented are not yet complete. These estimates are not a comprehensive statement of our financial position and results of operations as of and for the periods presented. Actual results may differ materially from these estimates as a result of the completion of normal quarter-end accounting procedures and adjustments, including the execution of our internal control over financial reporting, the completion of the preparation and management’s review of our financial statements for the relevant periods and the subsequent occurrence or identification of events prior to the filing of the first quarter financial results or for the relevant period with the Securities and Exchange Commission.

Estimated Incremental Free Cash Flow, Excluding Special Items - Reconciliation of GAAP to Non-GAAP measures ($ in millions)
	Year 1	Year 2	Year 3	Year 4

Estimated incremental net cash provided by operating activities - continuing operations (GAAP)	$72	$124	$165	$175

Estimated incremental acquisition integration costs	$30	$15	$-	$-

Income tax impact on non-GAAP special item above	$(7)	$(4)	$-	$-

Estimated incremental capital expenditures	$(35)	$(35)	$(35)	$(35)

Estimated incremental free cash flow, excluding special items (non-GAAP)	$60	$100	$130	$140

Estimated Incremental EPS - Reconciliation of GAAP to Non-GAAP measures
	Year 1	Year 2	Year 3	Year 4

Estimated incremental (loss) earnings per share, diluted (GAAP)	$(1.18)	$0.54	$1.00	$2.35

Estimated incremental acquisition integration costs	$0.57	$0.28	$-	$-

Income tax impact on non-GAAP special item above	$(0.14)	$(0.07)	$-	$-

Estimated incremental (loss) earnings per share from continuing operations excluding special items, diluted (non-GAAP)	$(0.75)	$0.75	$1.00	$2.35

Adjusted ROIC - Reconciliation of GAAP to non-GAAP measure ($ in millions)
	Year 1	Year 2	Year 3	Year 4
Estimated incremental net income from continuing operations (GAAP)	$(62)	$28	$53	$124

Estimated incremental purchase accounting adjustments	$134	$72	$72	$-

Estimated incremental acquisition integration costs	$30	$15	$-	$-

Estimated incremental interest expense	$81	$64	$49	$40

Income tax impact on non-GAAP special items above	$(61)	$(38)	$(30)	$(10)

Estimated incremental cash tax savings from step up of acquired assets	$31	$24	$24	$24

Estimated incremental net income from continuing operations, excluding special items (non-GAAP) (Note 1)	$153	$165	$168	$178

Invested Capital (Note 1)	$1,533	$1,544	$1,544	$1,544
Adjusted ROIC (Note 1)	10%	11%	11%	12%
Note 1 - Adjusted ROIC is calculated as the ratio of incremental net income from continuing operations, excluding special items, a non-GAAP measure, to invested capital. Invested capital is defined as the purchase price, plus the one-time transaction fees, after tax, plus the one-time integration costs, after tax.

Contacts

Adtalem Media Contact
John Kristoff
John.Kristoff@adtalem.com
(312)-651-1437

Adtalem Investor Relations Contact
Maureen Resac
Maureen.Resac@adtalem.com
(312)-651-1481